                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contact:

Wesley C. Fredenburg                                        Christopher M. Nahil
United Shipping & Technology, Inc.                          GPC International
(952) 941-4080                                              (617) 646-1025
wes.fredenburg@u-s-t.com                                    cnahil@gpcusa.com


              United Shipping and Technology Announces $43 Million
                    Settlement With Corporate Express, Inc.

           Result is Reduction or Termination of Debt and Liabilities

              Associated with Purchase from Corporate Express, Inc.

MINNEAPOLIS, July 16, 2001 - United Shipping & Technology, Inc. (US&T, NASDAQ:
USHP), the largest provider of nationwide same-day delivery services in North America, today announced that as the result of a negotiated settlement with Corporate Express, Inc., the Company will eliminate approximately $43 Million of balance sheet liabilities. The balance sheet improvements will result from the termination of all purchase Notes and interest payments and the discharge of certain pre-acquisition liabilities arising from the Company's acquisition of Velocity Express, Inc. The agreement, executed today, is subject to a closing on July 31, 2001. As structured, the transaction will be accounted for as an adjustment of the original merger consideration and offset against goodwill. The Company does not anticipate that the transaction will constitute a taxable event to US&T. Specifically, the agreement amends the original Merger Agreement between US&T and Corporate Express, Inc. and includes the following balance sheet enhancements:

     o Termination of United Shipping & Technology's obligations under $14.5 Million of purchase Notes.

     o Elimination of interest payment obligations totaling approximately $3 Million.

     o The discharge of certain pre-acquisition insurance liabilities totaling approximately $13.5 Million.

     o Resolution of post closing balance sheet adjustments in excess of $12 Million.


"With this agreement we will significantly strengthen our balance sheet. Together with the cost cutting efforts we implemented in May, we will make substantial progress toward our goals of delivering industry-leading service to our customers and enhancing the Company's value for our investors and shareholders," said Jeff Parell, United Shipping & Technology, President and Chief Executive Officer.

With regard to US&T's continuing operations, Mark Ties, Chief Financial Officer, expects significant benefits from the balance sheet improvements. "This settlement will result in the Company being relieved of $43 Million in cash flow obligations and will assist us in the implementation of our continuing strategic initiative, Profitability through Integration", he said.

MCG Global, LLC, which has been retained by the Company to assist with its financial and operational restructuring, led the negotiations with Corporate Express, Inc. "We are grateful for the efforts of MCG Global, which directed our successful negotiations with Corporate Express, Inc.," added Parell. " We look forward to continuing our relationship with them, to further enhance our financial strength."

Conference Call Information

US&T has scheduled a conference call with all interested parties for 4:00 p.m. EST (3:00 p.m. CST) on July 16, 2001 to discuss these balance sheet improvements. The dial in phone number for the call is 1-888-857-6929.

About United Shipping & Technology

United Shipping & Technology, through its national brand name Velocity Express, is the North America's leading provider of same-day delivery services. The company's integrated delivery services are available throughout the U.S. and Canada and built on a proven technological foundation, making US&T unique in its industry. With a workforce comprised of 9,500 employees and agents in 210 locations, US&T provides a host of customizable delivery services to demanding, blue chip companies such as Bank of America, Sun Microsystems and Cardinal Health. The company is lead by a seasoned management team of transportation and logistics professional, backed by top-notch active investors and strategic partners such as THLee Putnam and MCG Global. For more information, visit the company's web site at www.u-s-t.com.

The foregoing press release, to the extent referring to non-historical facts, contains various forward-looking statements, as defined in the Private Litigation Reform Act of 1955, which may be identified by the use of forward-looking statements such as the company's proposed strategies to build its business and the use of such terminology as it "plans," "hopes," "expectations" or other comparable terminology. Such statements are subject to certain risks and uncertainties relating to the company's future performance and the realization of expected cost savings from SG&A and other reductions. Actual results of events may materially differ from those indicated in such forward-looking statements. In evaluating such statements, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements and are specifically directed to review the various factors identified under the caption "cautionary factors," which could cause actual results to differ materially from those indicated in such forward-looking statements, contained in Form 10-KSB for the year ending July 1, 2000, the Company's Forms 10-QSB filed on Sept. 29, 2000, Feb. 13, 2001, and May 21, 2001, all filed with the Securities Exchange Commission

                                       ###